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                                                                       EXHIBIT 3

                           EQUIPMENT LEASE AGREEMENT


     THIS EQUIPMENT LEASE AGREEMENT (the "Lease") is made as of the 28th day of December, 2001, by and among WELLS FARGO BANK NORTHWEST, N.A., not in its individual capacity ("Trustee"), but solely as Owner Trustee under that certain Amended and Restated Trust Agreement dated as of the date hereof (the "Trust Agreement") among the Trustee and the beneficiaries party thereto (each such beneficiary being referred to herein as a "Participant"), its successors and assigns ("Lessor"), AMERISTEEL CORPORATION, a Florida corporation, and its permitted successors and assigns ("Lessee").

     The parties agree that Lessee shall lease from Lessor all of Lessor's right, title and interest in and to the property (the "Equipment") described in the Equipment Schedule to be executed pursuant hereto (the "Equipment Schedule"), subject to the terms set forth herein, in the Riders annexed hereto and in the Equipment Schedule. Certain definitions and construction of certain of the terms used herein are provided in Section 19 hereof.

     1. TERM. The term of lease with respect to any item of the Equipment shall consist of the term set forth in the Equipment Schedule relating thereto; provided, however, that this Lease shall be effective from and after the date of execution hereof.

     2. RENT. Lessee shall pay Lessor the rental installments in the aggregate amounts specified in the Equipment Schedule, without prior notice or demand, and all other amounts payable pursuant to this Lease (such installments and other amounts, the "rent"). Each Equipment Schedule, together with this Lease, constitutes a non-cancelable net lease, and Lessee's obligation to pay rent, and to otherwise perform its obligations under this Lease, each such Equipment Schedule and all of the other documents and agreements entered in connection herewith (collectively, the "Lease Documents"), are and shall be absolute and unconditional and shall not be affected by any right of setoff, counterclaim, recoupment, deduction, defense or other right which Lessee may have against Lessor, the manufacturer or vendor of the Equipment (the "Suppliers"), or anyone else, for any reason whatsoever. Rental installments are payable as and when specified in the Equipment Schedule in immediately available funds not later than 12:00 noon New York City time at the office of the Lessor at 79 South Main Street, Salt Lake City, UT 84111, ABA# 121-000-248, Acct # 051-0922115,
Reference AmeriSteel, or by such other method as may be mutually agreed to by Lessor and Lessee; and payments of rent shall be effective upon receipt. Timeliness of Lessee's payment and its other performance under the Lease Documents is of the essence. If any rent is not paid on the due date, Lessor may collect, and Lessee agrees to pay, a charge (the "Late Charge") calculated as the product of the late charge rate specified in the Equipment Schedule (the "Late Charge Rate") and the amount in arrears for the period such amount remains unpaid.

     3. REPRESENTATIONS AND WARRANTIES OF LESSEE. Lessee represents and warrants that: (a) Lessee's exact legal name is as set forth in the first sentence of this Lease and Lessee is duly organized, validly existing and in good standing under the laws of the state of its incorporation (specified in the first sentence of this Agreement). (b) The execution, delivery
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and performance of the Lease Documents: (1) have been duly authorized by all necessary action on the part of Lessee; (2) do not require the approval of any member, stockholder, trustee or holder of any obligations of Lessee except such as have been duly obtained; and (3) do not and will not contravene any law, governmental rule, regulation or order now binding on Lessee, or the organizational documents or by-laws or operating agreement, as applicable, of Lessee, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee (other than liens or encumbrances created pursuant to the Assignment Agreement) under, any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound. (c) Each of the Lease Documents, when entered into, will constitute legal, valid and binding obligations of Lessee enforceable against Lessee, in accordance with the terms thereof. (d) There are no pending actions or proceedings to which Lessee is a party, and there are no other pending or threatened actions or proceedings of which Lessee has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would adversely affect the financial condition of Lessee, or the ability of Lessee to perform its obligations or remain in compliance with the Lease Documents. Further, Lessee is not in default under any obligation for borrowed money, for the deferred purchase price of property or any lease agreement which, either individually or in the aggregate, would have the same such effect. (e) The financial statements of Lessee filed with the Securities Exchange Commission have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fairly present in all material respects Lessee's financial condition and the results of its operations as of the date of and for the period covered by such statements (subject to normal year-end adjustments, when applicable), and since the most recent filing of such statements there has been no material adverse change in such conditions or operations. (f) The address stated below the signature of Lessee is the chief place of business and chief executive office of Lessee; and Lessee does not conduct business under a trade, assumed or fictitious name other than as set forth herein. (g) The Lessee's state corporation or organizational identification number issued by the State of Florida is correctly set forth below the Lessee's signature on the signature page hereto.

     4. FINANCIALS, FURTHER ASSURANCES AND NOTICES. Lessee covenants and agrees as follows: (a) Lessee will furnish Lessor and each Participant (1) within one hundred twenty (120) days after the end of each fiscal year of Lessee, an audited consolidated balance sheet of Lessee and its consolidated subsidiaries as at the end of such year, and the related audited consolidated statements of income, cash flows and common shareholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, all in reasonable detail and certified by independent certified public accountants of recognized standing selected by Lessee, provided, however, that so long as the Lessee is subject to the periodic reporting requirements imposed by the Securities Exchange Act of 1934, as amended, the reporting requirements of this clause (1) may be satisfied by delivery of Lessee's annual report on Form 10-K, together with the Lessee's annual report to stockholders, upon the filing thereof with the Securities and Exchange Commission (but in any event within the time period specified above);
(2) as soon as available, and in any event, within sixty (60) days after the end of each of the first three quarters of each fiscal year of Lessee, a consolidated balance sheet of Lessee and its consolidated subsidiaries as at the end of such quarter, and the related consolidated statement of income and statement of cash flows of Lessee for such quarter certified by Lessee's chief financial officer or a vice president setting forth in

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each case in comparative form (A) for the consolidated balance sheet, the figures as of the end of Lessee's previous fiscal year, and (B) for the consolidated statements of income and cash flows, the figures for the corresponding portion of Lessee's previous fiscal year, prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year end adjustment), provided, however, that so long as the Lessee is subject to the periodic reporting requirements imposed by the Securities Exchange Act of 1934, as amended, the reporting requirements of this clause (2) may be satisfied by delivery of Lessee's quarterly reports on Form 10-Q, together with the Lessee's quarterly reports to stockholders, upon the filing thereof with the Securities and Exchange Commission (but in any event within the time period specified above); and (3) promptly after the date on which they are filed, all regular periodic reports, forms and other filings required to be made by Lessee to the Securities and Exchange Commission, if any, including, without limitation, interim reports on Form 8-K. (b) Lessee will promptly execute and deliver to Lessor and each Participant such further documents, instruments and assurances and take such further action as Lessor and any Participant from time to time may reasonably request in order to carry out the intent and purpose of this Lease and to establish and protect the rights and remedies of Lessor and/or any Participant addressed under the Lease Documents. (c) Lessee shall provide written notice to Lessor and each Participant: (1) forty-five (45) days prior to any contemplated change in the name or address of the chief executive office of Lessee or the state or type of organization of Lessee; (2) promptly upon the occurrence of any Default (as hereinafter defined) or event which, with the lapse of time or the giving of notice by Lessor, or both, would become a Default (a "default'"; except as used in Sections 15 and 16); and (3) promptly upon Lessee becoming aware that a violation of applicable law relating to the Equipment or this Lease might reasonably be deemed to have occurred.

     5. CONDITIONS PRECEDENT. Lessor's obligations under each Equipment Schedule, including its obligation to acquire and lease any Equipment to be leased thereunder, are conditioned upon Lessor's determination in its sole discretion that all of the following have been satisfied: (a) Lessor having received the following, in form and substance satisfactory to Lessor: (1) evidence as to due compliance with the insurance provisions hereof; (2) Uniform Commercial Code financing statements and all other filings and recordings as required by Lessor; (3) certificate of Lessee's Secretary certifying: (i) resolutions of Lessee's Board of Directors duly authorizing the leasing of the Equipment hereunder and the execution, delivery and performance of this Lease and the Equipment Schedule and all related instruments and documents, and (ii) the incumbency and signature of the officers of Lessee authorized to execute such documents; (4) an opinion of counsel for Lessee as to each of the matters set forth in sub-parts (a) through (d) of Section 3 hereof and as to such other matters as Lessor shall reasonably request; (5) a manually executed original of the Equipment Schedule and all other Lease Documents; (6) all acquisition documents, if any, pertaining to the Equipment (collectively, the "Supply Contract") and the Bond Documents; (7) copy of IRS Form W-9, Request for Taxpayer Identification Number, executed by Lessee; and (8) such other documents, agreements, instruments, certificates, opinions, assurances, as Lessor reasonably may require. (b) All representations and warranties provided in favor of Lessor in any of the Lease Documents shall be true and correct on the effective date of such Equipment Schedule with the same effect as though made as of such date (Lessee's execution and delivery of the Equipment Schedule shall constitute an acknowledgment of the same). (c) There shall be no default or Default under the Equipment Schedule or any other Lease Documents. The Equipment shall have been delivered to and accepted by Lessee, and shall be in the condition and repair required hereby.

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     6.  DELIVERY; INSPECTION AND ACCEPTANCE BY LESSEE.  Except in the case of the Equipment described in Equipment Schedule No. 1, upon delivery, Lessee shall inspect and, to the extent the Equipment conforms to the condition required by the applicable Supply Contract, accept the Equipment and shall execute and deliver to Lessor an Equipment Schedule containing a complete description of the item of Equipment accepted; whereupon, as between Lessor and Lessee, the same shall be deemed to have been finally accepted by Lessee pursuant to this Lease. Lessee has inspected and accepted the Equipment described in Equipment Schedule No. 1. All expenses incurred in connection with Lessor's purchase of the Equipment (including shipment, delivery and installation) shall be the responsibility of Lessee and shall be paid by Lessee upon demand or reimbursed by Lessor, in the discretion of Lessor. If Lessee shall, for reasonable cause, refuse to accept delivery of any item of the Equipment, Lessee will be assigned all rights (including the rights of rejection and revocation under Article 2 of the UCC) and shall assume all obligations as purchaser of the Equipment.

     7. USE AND MAINTENANCE. (a) Lessee shall: (1) use the Equipment solely in the Continental United States and in the conduct of its business, for the purpose for which the Equipment was designed, in a careful and proper manner, and shall not permanently discontinue use of the Equipment; (2) operate, maintain, service and repair the Equipment, and maintain all records and other materials relating thereto, (i) in accordance and consistent with (A) the Supplier's recommendations and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the Supplier or service provider,
(B) the requirements of all applicable insurance policies, (C) the Supply Contract, so as to preserve all of Lessee's and Lessor's rights thereunder, including all rights to any warranties, indemnities or other rights or remedies,
(D) all applicable laws, and (E) the prudent practice of other similar companies in the same business as Lessee, but in any event, to no lesser standard than that employed by Lessee for comparable equipment owned or leased by it; and (ii) without limiting the foregoing, so as to cause the Equipment to be in good repair and operating condition and in at least the same condition as when delivered to Lessee hereunder, except for ordinary wear and tear resulting despite Lessee's full compliance with the terms hereof; (3) not change the location of any Equipment as specified in the Equipment Schedule without the prior written consent of Lessor; and (4) not attach or incorporate the Equipment to or in any other item of equipment in such a manner that the Equipment may be deemed to have become an accession to or a part of such other item of equipment.
(b) Within a reasonable time, Lessee will replace any parts of the Equipment which become worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, with manufacturer's approved new or reconditioned replacement parts which are free and clear of all liens, encumbrances or rights of others and have a value, utility and remaining useful life at least equal to the parts replaced. Title to all parts, improvements and additions to the Equipment immediately shall vest in Lessor, without cost or expense to Lessor or any further action by any other person, and such parts, improvements and additions shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder, if such parts are essential to the operation of the Equipment or cannot be detached from the Equipment without materially interfering with the operation of the Equipment or adversely affecting the value, utility and remaining useful life which the Equipment would have had without the addition thereof. Lessee shall not make any material alterations to the Equipment without the prior written consent of Lessor. (c) Upon forty-eight (48) hours' notice, Lessee shall afford Lessor, any Participant or their agents access to the premises where the

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Equipment is located for the purpose of inspecting such Equipment and all applicable maintenance or other records at any reasonable time during Lessees normal business hours; provided, however, that such inspection shall be subject to Lessee's reasonable safety requirements; provided, further, that if a Default shall have occurred and then be continuing, no notice of any inspection by Lessor shall be required.

     8. DISCLAIMER OF WARRANTIES. NEITHER LESSOR NOR ANY PARTICIPANT IS A SELLER, SUPPLIER OR MANUFACTURER (AS SUCH TERMS ARE DEFINED OR USED, AS THE CASE MAY BE, IN THE UNIFORM COMMERCIAL CODE), DEALER, OR A SELLER'S OR A DEALER'S AGENT. THE EQUIPMENT IS LEASED HEREUNDER "AS IS", AND NEITHER LESSOR NOR ANY PARTICIPANT HAS MADE, AND HEREBY DISCLAIMS LIABILITY FOR, AND LESSEE HEREBY WAIVES ALL RIGHTS AGAINST LESSOR AND EACH PARTICIPANT RELATING TO, ANY AND ALL WARRANTIES, REPRESENTATIONS OR OBLIGATIONS OF ANY KIND WITH RESPECT TO THE EQUIPMENT, EITHER EXPRESS OR IMPLIED, ARISING BY APPLICABLE LAW OR OTHERWISE, INCLUDING ANY OF THE SAME RELATING TO OR ARISING IN OR UNDER (a) MERCHANTABILITY OR FITNESS FOR PARTICULAR USE OR PURPOSE, (b) COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OR TRADE OR (c) TORT (WHETHER OR NOT ARISING FROM THE ACTUAL, IMPLIED OR IMPUTED NEGLIGENCE OF LESSOR OR STRICT LIABILITY) OR THE UNIFORM COMMERCIAL CODE (INCLUDING ARTICLE 2A, AS HEREINAFTER DEFINED; AND, WITHOUT LIMITING THE FOREGOING, INCLUDING, (i) ANY WARRANTIES CONTAINED IN (S) 2A-210, 2A-211, 2A-212, AND 2A-213, (ii) ANY RIGHT TO DEEM LESSOR IN DEFAULT PURSUANT THERETO, AND (iii) ALL OF LESSEE'S RIGHTS AND REMEDIES UNDER (S) 2A-508 THROUGH 2A-521) OR OTHER APPLICABLE LAW WITH RESPECT TO THE EQUIPMENT, INCLUDING ITS TITLE OR FREEDOM FROM LIENS, FREEDOM FROM TRADEMARK, PATENT OR COPYRIGHT INFRINGEMENT, FREEDOM FROM LATENT DEFECTS (WHETHER OR NOT DISCOVERABLE), CONDITION, MANUFACTURE, DESIGN, SERVICING OR COMPLIANCE WITH APPLICABLE LAW; it being agreed that all such risks, as between Lessor and Lessee, are to be borne by Lessee; and Lessor's agreement to enter into this Lease and any Equipment
Schedule is in reliance upon the freedom from and complete negation of liability or responsibility for the matters waived and disclaimed herein. Neither Lessor nor any Participant is responsible for any direct, indirect, incidental or consequential damage to or losses resulting from the installation, operation or use of the Equipment or any products manufactured thereby. All assignable warranties made by the Supplier to Lessor are hereby assigned to Lessee for and during the term of this Lease and Lessee agrees to resolve all claims under such warranties directly with the Supplier. Provided that no default or Default has occurred and is then continuing, Lessor fully shall cooperate with Lessee with respect to the resolution of such claims, in good faith and by appropriate proceedings at Lessee's expense. Any such claim shall not affect in any manner the unconditional obligation of Lessee to make rent payments hereunder.

     9. FEES AND TAXES. To the extent permitted by law, Lessee shall file any necessary report and return for, shall pay promptly when due, shall otherwise be liable to reimburse Lessor and each Participant for, and agrees to indemnify and hold Lessor and each Participant harmless from (in all cases on an after-tax basis): (i) all titling, recordation,

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documentary stamp and similar other fees; and (ii) taxes, assessments and all other charges or withholdings of any nature (together with any penalties, fines or interest thereon); arising at any time upon or relating to the Equipment or this Lease or the delivery, acquisition, ownership, sale, use, operation or leasing or other disposition of the Equipment, or upon the rent, whether the same be assessed to Lessor or Lessee, or upon or with respect to any Bond Document or any of the transactions contemplated therein or the lease of the Equipment from the Authority to Lessor (any of the foregoing, an "Imposition"). The indemnity obligation in the preceding sentence shall not apply to any (a) Impositions based on or measured by net income (including any capital gains, excess profits or alternative minimum taxes) and any capital, net worth or franchise Imposition (other than Impositions that are, or are in the nature of, sales, use, rental, transfer, property, stamp, value added or similar Impositions), (b) Impositions arising from a Lessor's lien, (c) Impositions which become payable as a result of a sale, transfer or other disposition by Lessor or a Participant of all or any portion of the interest in the Equipment or Trust Estate, other than Impositions in the nature of sales, use, transfer or similar taxes arising from a disposition which occurs as a result of the exercise of remedies upon the occurrence of a Default under this Lease, as a result of a Lessee election, as a result of a casualty or similar event or as a result of the operation of the Operative Agreements, (d) Impositions arising as a result of a Participant engaging in a "prohibited transaction" within the meaning of the Code or ERISA, and (e) Impositions in the nature of withholdings with respect to any Participant that is not a "U.S. Person" within the meaning of the Code. If any report, return or property listing, or any Imposition is, by law, required to be filed by, assessed or billed to, or paid by, Lessor or any Participant, Lessee at its own expense will do all things required to be done by Lessor or such Participant (to the extent permitted by law) in connection therewith and is hereby authorized by Lessor or such Participant to act on behalf of Lessor or such Participant in all respects, including the contest or protest, in good faith and by appropriate proceedings, of the validity of any Imposition, or the amount thereof; provided, however, that Lessee may not conduct and control the contest of any Imposition if such contest cannot be pursued independently from any other proceeding involving a tax or other liability of Lessor or such Participant for which Lessee is not obligated to indemnify Lessor or such Participant pursuant to this Section; provided, further, that with respect to an Imposition, Lessee shall have (A) acknowledged its obligation to indemnify Lessor hereunder in the event that Lessee does not prevail in such contest and (B) agreed to reimburse Lessor, promptly on demand, for all costs and expenses that Lessor may incur in connection with contesting such Imposition, including without limitation, reasonable attorney's and accountant's fees and expenses; and (z) Lessor shall not be obligated to contest any Imposition that would result in Lessee's entire indemnity liability hereunder with respect to such Imposition being less than $25,000. Lessor and each Participant agrees to reasonably cooperate with Lessee in any such contest, and Lessee agrees promptly to indemnify Lessor or such Participant for all reasonable expenses incurred by Lessor or such Participant in the course of such cooperation. An Imposition or Claim (as hereinafter defined) therefor shall be paid, subject to refund proceedings, if failure to pay would adversely affect the title or rights of Lessor or any Participant. Provided that no default or Default has occurred and is continuing, if Lessor or any Participant obtains a refund of any Imposition which has been paid (by Lessee, or by Lessor or any Participant and for which Lessor or such Participant has been reimbursed by Lessee), Lessor or such Participant shall promptly pay or credit to Lessee the net amount of such refund to the extent actually received. Lessee will cause all billings of such charges to Lessor or any Participant to be made to Lessor or such Participant in care of Lessee and will, in preparing any

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report or return required by law, show the ownership of the Equipment in Lessor, and shall send a copy of any such report or return to Lessor or such Participant. If Lessee fails to pay any such charges when due, except any Imposition being contested in good faith and by appropriate proceedings as above provided for a reasonable period of time, Lessor or any Participant at its option may do so, in which event the amount so paid (including any penalty or interest incurred as a result of Lessee's failure), plus interest thereon at the Late Charge Rate, shall be paid by Lessee to Lessor or such Participant with the next periodic payment of rent. As used herein, the term "Lessor" and "Participant" shall mean and include Lessor or such Participant, as applicable, and the consolidated Federal taxpayer group of which Lessor or such Participant, as applicable, is a member. The obligations of Lessee under this Section shall survive the expiration or termination of the Lease.

     10. INTENT, TITLE AND LIENS. (a) The parties intend and agree that the Equipment shall remain personal property, and that Lessor's interest therein not be impaired, notwithstanding the manner in which it may be affixed to any real property. Lessee shall obtain and deliver to Lessor, from any person (other than the Authority during the term of the Bond Lease) having an interest in the property where the Equipment is to be located, waivers of any lien, encumbrance or interest which such person might have or hereafter obtain or claim with respect to the Equipment. (b) It is the express intention of the parties hereto that (1) each Equipment Schedule, incorporating by reference the terms of this Lease, constitutes a "true lease" and a "finance lease" as such terms are defined in the Uniform Commercial Code Article 2A - Leases ("Article 2A") (whether or not Article 2A is then in effect in the State) and not a sale or retention of security interest; and (2) Lessee shall acquire no ownership, property, rights, equity, or interest other than a leasehold interest, solely as Lessee subject to the terms and conditions hereof. If, notwithstanding the express intent of the parties, a court of competent jurisdiction determines that any Equipment Schedule is not a true lease, but is rather a sale and extension of credit, a lease intended for security, a loan secured by the Equipment specified in such Equipment Schedule, or other similar arrangement, the parties agree that in such event: (A) in order to secure the prompt payment and performance as and when due of all of Lessee's obligations (both now existing and hereafter arising) under each such Equipment Schedule, Lessee shall be deemed to have granted, and it hereby grants, to Lessor a first priority security interest in the following (whether now existing or hereafter created): the Equipment leased pursuant to such Equipment Schedule and all replacements, substitutions, accessions, and proceeds (cash and non-cash; but without power of sale), including the proceeds of all insurance policies, thereof, and (B) Lessee agrees that with respect to the Equipment, in addition to all of the other rights and remedies available to Lessor hereunder upon the occurrence of a Default, Lessor shall have all of the rights and remedies of a first priority secured party under the UCC. For purposes of this sub-part (b), this Lease, the Equipment Schedule, or a photocopy of either thereof may be filed as a financing statement under the UCC. (c) Lessee may not dispose of any of the Equipment except to the extent expressly provided herein, notwithstanding the fact that proceeds constitute a part of the Equipment. (d) Lessee further, agrees to maintain the Equipment free from all claims, liens, attachments, rights of others and legal processes ("Liens") of creditors of Lessee or any other persons, other than Lessor's Liens, the Bond Lease, the Indenture, Liens for Impositions or of mechanics, materialmen, laborers, employees or suppliers and similar Liens arising by operation of law incurred by Lessee in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that

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such proceedings do not involve any substantial danger (as determined in
Lessor's sole reasonable discretion) of the sale, forfeiture or loss of the Equipment or any interest therein, criminal sanctions therefrom and appropriate reserves with respect thereto are maintained by Lessee in accordance with generally accepted accounting principles). Lessee will defend, at its own expense, Lessor's title to the Equipment from such claims, Liens (other than Lessor's Liens) or legal processes. Lessee shall also notify Lessor and each Participant promptly upon receipt of notice of any Lien (including any Lessor's
Lien) affecting the Equipment in whole or in part.

     11. INSURANCE. Lessee shall obtain and maintain all-risk insurance coverage with respect to the Equipment insuring against, among other things: casualty coverage, including loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for not less than the greater of the full replacement value or the Stipulated Loss Value (as defined in Section 12 hereof);, and public liability coverage, including both personal injury and property damage with a combined single limit per occurrence of not less than the amount specified in the Equipment Schedule. The aggregate deductibles for such coverages for all Equipment and all other equipment located at the facility where the Equipment is located shall not exceed $1,000,000. All said insurance shall be in form (including all endorsements reasonably required by Lessor) and amount and with companies reasonably satisfactory to Lessor and each Participant. All said insurance for loss or damage shall provide that losses, if any, shall be payable to Lessor as loss payee and Lessee shall utilize its best efforts to have all checks relating to any such losses delivered promptly to Lessor. Lessor and each Participant shall be named as an additional insured with respect to all such liability insurance. Lessee shall pay the premiums therefor and deliver to Lessor and each Participant evidence satisfactory to Lessor and each Participant of such insurance coverage. Lessee shall cause to be provided to Lessor and each Participant, not less than fifteen
(15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence satisfactory to Lessor and each Participant of renewal or replacement coverage. Each insurer shall agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor and each Participant, that (a) it will give Lessor and each Participant thirty (30) days' prior written notice of the effective date of any material alteration or cancellation of such policy; and (b) insurance as to the interest of any named additional insured or loss payee other than Lessee shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of Lessee or any person other than Lessor with respect to such policy or policies. The proceeds of such insurance payable as a result of loss of or damage to the Equipment shall be applied as required by the provisions of Section 12 hereof.

     12. LOSS AND DAMAGE. (a) Lessee assumes the risk of direct and consequential loss and damage to the Equipment from all causes. Except as provided in this Section for discharge upon payment of Stipulated Loss Value, no loss or damage to the Equipment or any part thereof shall release or impair any obligations of Lessee under this Lease. Lessee agrees that neither Lessor nor any Participant shall incur any liability to Lessee for any loss of business, loss of profits, expenses or any other Claims resulting to Lessee by reason of any failure of or delay in delivery or any delay caused by any nonperformance, defective performance or breakdown of the Equipment, nor shall Lessor or any Participant at any time be responsible for personal injury or the loss or destruction of any other property resulting from the Equipment. (b) In the event of loss or damage to any individual item of the Equipment which does not constitute a Loss or a Total Loss (as such terms are hereafter defined), Lessee shall, at its sole

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cost and expense, promptly repair and restore such item of the Equipment to the condition required by this Lease. Provided that no default or Default has occurred and is continuing, upon receipt of evidence reasonably satisfactory to Lessor of completion of such repairs, Lessor will apply any net insurance proceeds received by Lessor on account of such loss to the cost of repairs. Upon the occurrence of the actual or constructive total loss of any individual item of the Equipment, or the loss, disappearance, theft or destruction of any individual item of the Equipment or damage to any item of the Equipment to such extent as shall make repair thereof uneconomical or shall render any individual item of the Equipment permanently unfit for normal use for any reason whatsoever, or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of use of any individual item of the Equipment or the imposition of any Lien thereon (other than the Lien created by the Bond Documents) by any governmental authority (as established to the reasonable satisfaction of Lessor; any such occurrence with respect to any individual item of Equipment not constituting a Total Loss being herein referred to as a "Loss"), during the term of this Lease. Lessee shall give prompt notice thereof to Lessor and each Participant and shall (i) within 180 days of the occurrence of such Loss convey or cause to be conveyed to Lessor to be leased to Lessee a replacement item of Equipment (a "Replacement Item") of the same make and same or improved model, free and clear of all Liens, having a value, utility and remaining economic useful life at least equal to the item of Equipment so replaced (assuming such item of Equipment was then in the condition required to be maintained by the terms of this Lease), (ii) furnish to Lessor with a bill of sale (in form and substance reasonably satisfactory to Lessor) with respect to the Replacement Item pursuant to which Lessor shall receive good and marketable title with respect to such Replacement Item, (iii) cause the Equipment Schedule to be amended to reflect the addition of such Replacement Item, and (iv) make all filings, recordings and other actions necessary or appropriate to perfect and protect Lessor's interest in the Replacement Item. Upon compliance by Lessee with the requirements set forth in clauses (i) through (iv) above (or earlier to the extent any progress payments are required to be made towards the acquisition of a Replacement Item) Lessor shall remit to Lessee any net insurance proceeds received by Lessor on account of such Loss. (c) Upon the occurrence of a Loss to any item or items of the Equipment which shall individually or in the aggregate make repair to the Equipment (considered as a whole) uneconomical, render the Equipment (considered as a whole) permanently unfit for normal use for any reason whatsoever, result in the effective condemnation, confiscation, requisition, seizure, forfeiture or other taking of the use of the Equipment (considered as a whole), or the imposition of a Lien upon the Equipment (considered as a whole) (other than the Lien created by the Bond Documents) by any governmental authority (as established to the reasonable satisfaction of Lessor; any such occurrence being herein referred to as a "Total Loss"), Lessee shall give prompt notice thereof to Lessor and each Participant. On the next date for the payment of rent after the occurrence of a Total Loss, Lessee shall pay to Lessor the rent due on that date plus the Stipulated Loss Value of the Equipment and any other sums due hereunder (less any insurance proceeds or condemnation award actually received by Lessor). Upon making such payment, this Lease and the obligation to make future rental payments shall terminate and (to the extent applicable) Lessee shall promptly become entitled to the Equipment, AS IS, WHERE IS and without warranty, express or implied, with respect to any matter whatsoever. Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty, all of Lessor's right, title and interest in and to such Equipment free and clear of any Lessor's Liens. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment or any other matters (other than the absence of Lessor's Liens). As used in this Lease, "Stipulated Loss Value" shall mean the product of the Total Invoice Cost (designated on the appropriate Equipment Schedule) for the Equipment and the applicable percentage factor set forth on the Schedule of Stipulated Loss Values attached to the Equipment Schedule. Stipulated Loss Value shall be determined as of the next date on which a payment of rent is or would be due after a Total Loss or other termination of an Equipment Schedule, after payment of any rent due on such date, and the applicable percentage factor shall be that which is set forth with respect to such rent payment. After payment of the final payment of rent due under the original term of this Lease and during any renewal term thereof, Stipulated Loss Value shall be determined as of the date of termination of such Equipment Schedule (absent any renewal thereof) or, if during a renewal term, on the next date on which a payment of rent is or would be due after a Total Loss or other termination of such renewal term, after payment of any rent due on such date, and the applicable percentage factor shall be the last percentage factor set forth on the Schedule of Stipulated Loss Values attached to such Equipment Schedule.

     13. REDELIVERY. Upon the expiration or earlier termination of the term of any Equipment Schedule (or of any renewal thereof, if applicable), Lessee shall, at its own expense, disassemble, crate and deliver the Equipment to Lessor no later than ten (10) days after the end of the lease term for such Equipment (or the end of the Storage Period (as hereinafter defined if applicable), (a) in the same condition as when delivered to Lessee hereunder, ordinary wear and tear resulting from proper use thereof excepted, (b) in the operating condition required for a third party to immediately install it at an alternate location for its original intended use, capable of its designed capacity, (c) having been used, operated, serviced and repaired in accordance with, and otherwise complying with, Section 7 hereof, and (d) free and clear of all Liens whatsoever except Lessor's Liens. Lessee shall return the Equipment by delivering it to such place within the Continental United States as Lessor shall specify. In addition to Lessor's other rights and remedies hereunder, if the Equipment is not returned on the last day of the lease term for such Equipment, or if repairs are necessary to place any items of Equipment in the condition required in this Section, Lessee shall continue to pay to Lessor per diem rent at the last prevailing lease rate under the applicable Equipment Schedule with respect to such items of Equipment, for the period of delay in redelivery, or for the period of time reasonably necessary to accomplish such repairs together with the reasonable cost of such repairs, as applicable. Lessor's acceptance of such rent on account of such delay or repair does not constitute a renewal of the term of the related Equipment Schedule or a waiver of Lessor's right to prompt return of the Equipment in proper condition. Lessee shall permit Lessor to store the Equipment intact, free of charge, at the facility of Lessee where the Equipment was last agreed to be located during the Lease for a period (the "Storage
                                                                  -------
Period") beginning on the last day of the lease term and ending not more than
- ------
180 days thereafter. During the Storage Period Lessee shall (i) be responsible for such storage in respect of the stored Equipment at Lessee's sole cost and expense, (ii) maintain insurance in respect thereof in accordance with Section 11, and (iii) not relocate or disassemble the Equipment without the prior written consent of Lessor. Lessee shall not be required to store the Equipment after the Storage Period. In the event that Lessee shall not have timely provided Lessor with written notice of its election to either renew or purchase any Equipment in accordance with the provisions of the applicable Equipment Schedule, from the date such above-referenced written notice was due under the terms of this Lease, through the end of the Storage Period, Lessee will permit Lessor and any representative or representatives of Lessor or any prospective purchaser or user of such Equipment to inspect the same (at Lessee's expense for the initial inspection, if any, during the Storage Period but at Lessor's expense for each such inspection, if any, after the initial inspection during the Storage Period) during Lessee's normal business hours. If pursuant to such inspection the inspected Equipment is determined by Lessor (or such representative) not to conform to the requirements of this Section 13, Lessee shall promptly make such repairs or replacements as shall be necessary for such Equipment to so conform; provided, that such inspection shall be subject to
                         --------
Lessee's reasonable safety requirements and arranged at a mutually convenient time (not unduly delayed from the time so requested) so as not to materially interfere with the normal conduct of Lessee's business.

     14. INDEMNITY. Lessee assumes and agrees to indemnify, defend and keep harmless Lessor (in its individual and trustee capacities), each Participant, and any assignee of Lessor's or such Participant's rights, obligations, title or interests under this Lease and any Equipment Schedule, each of their agents and employees ("Indemnitees"), from and against any and all Claims (other than such as may result from the gross negligence or willful misconduct of such Indemnitees), by paying (on an after-tax basis) or otherwise discharging same, when and as such Claims shall become due, including Claims arising on account of
(a) any Lease Document or Bond Document, or (b) the Equipment, or any part thereof, including the ordering, acquisition, delivery, installation or rejection of the Equipment, the possession, maintenance, use, condition, ownership or operation of any item of Equipment, and by whomsoever owned, used or operated, during the term of any Equipment Schedule with respect to that item of Equipment, the existence of latent and other defects (whether or not discoverable by Lessor or Lessee), any claim in tort for negligence or strict liability, any claim for patent, trademark or copyright infringement, any claim for the loss, damage, destruction, removal, return, surrender, sale or other disposition of the Equipment or any item thereof, or for whatever other reason whatsoever. It is the express intention of both Lessor and Lessee that the indemnity provided for in this Section includes the agreement by Lessee to indemnify the Indemnitees from the consequences of such Indemnitees' own simple negligence, whether that negligence is the sole or concurring cause of the Claims, and to further indemnify such Indemnitees with respect to Claims for which the Indemnitees are strictly liable. Lessor or the Indemnitee affected thereby, shall give Lessee prompt notice of any Claim hereby indemnified against and Lessee shall be entitled to control the defense thereof, so long as no payment default, bankruptcy or insolvency default or Default has occurred and is then continuing and such Claim does not involve the possibility of criminal sanctions on any Indemnitee; provided, however, that Lessor or such Indemnitee shall have the right, in its reasonable discretion, to approve defense counsel selected by Lessee. For the purposes of this Lease, the term "Claims" shall mean all claims, allegations, harms, judgments, good faith settlements entered into, suits, actions, debts, obligations, damages (whether incidental, consequential or direct), demands (for compensation, indemnification, reimbursement or otherwise), losses, penalties, fines, liabilities (including strict liability), charges that any Indemnitee has incurred or for which it is responsible, in the nature of interest, Liens (other than Lessor's Liens), and costs (including reasonable attorneys' fees and disbursements and any other reasonable legal or non-legal expenses of investigation or defense of any Claim, whether or not such Claim is ultimately defeated or incurred in enforcing the rights, remedies or indemnities provided for hereunder, or otherwise available at law or equity to Lessor), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, by or against any person.

     15. DEFAULT. (a) A default shall be deemed to have occurred hereunder and under an Equipment Schedule ("Default") if (1) Lessee shall fail to make any scheduled payment of rent hereunder or under an Equipment Schedule within ten
(10) days after the same shall have become due or any other amount hereunder or under any other Operative Agreement within ten (10) days after the same shall have become due; or (2) Lessee shall fail to obtain and maintain the insurance required herein; or (3) Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it under any Lease Document and such failure shall continue unremedied for a period of thirty
(30) days after the earlier of (i) actual knowledge thereof by any Responsible Officer, or (ii) written notice thereof to Lessee by Lessor; or (4) Lessee shall
(i) be generally not paying its debts as they become due; or (ii) take action for the purpose of invoking the protection of any bankruptcy or insolvency law; or (iii) any bankruptcy or insolvency law is invoked against or with respect to Lessee or its property and is not dismissed within sixty (60) days; or (5) Lessee shall make or permit any unauthorized Lien (other than Lessor's Liens) against, or assignment or transfer of, this Lease, an Equipment Schedule, the Equipment, or any interest therein; or (6) any certificate, statement, representation, warranty or audit contained herein or furnished with respect hereto by or on behalf of Lessee proves to have been false in any material respect at the time as of which the facts therein set forth were stated or certified; or (7) Lessee shall be in default under (i) the Bond Documents, or
(ii) any obligation for borrowed money, the deferred purchase price of property or under any lease agreement under which Lessee is indebted or otherwise obligated for a sum exceeding $5,000,000, and the applicable grace period with respect thereto shall have expired; or (8) Lessee shall have terminated its existence, consolidated with, merged into, or conveyed or leased substantially all of its assets as an entirety to any person (such actions being referred to as an "Event"), unless not less than sixty (60) days prior to such Event: (i) such person executes and delivers to Lessor an agreement satisfactory in form and substance to Lessor, in its sole discretion, containing such person's effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of Lessee's obligations having previously arisen, or then or thereafter arising, under any and all of the Lease Documents; and (ii) Lessor is satisfied as to the creditworthiness of such person; or (9) there occurs a default or anticipatory repudiation under any guaranty executed in connection with this Lease; or (10) in the event Lessee is a privately held corporation and effective control of Lessee's voting capital stock, issued and outstanding from time to time, is not retained by the present controlling stockholder (if one stockholder has such effective control) or stockholders (if more than one stockholder has such effective control) unless, in any case, Lessee shall have provided sixty (60) days' prior written notice to Lessor of the proposed disposition of stock and Lessor shall have consented thereto in writing; or (11) in the event Lessee is a publicly held corporation and, as a result of or in connection with a material change in the ownership of Lessee's capital stock, Lessee's Debt to Tangible Net Worth equals or exceeds twice the ratio of Lessee's Debt to tangible Net Worth as of the date of this Lease, without the prior written consent of Lessor. As used herein, "Debt" shall mean Lessee's total liabilities which, in accordance with GAAP, would be included in the liability side of a balance sheet; and "Tangible Net Worth" shall mean Lessee's tangible net worth including the sum of the par or stated value of all outstanding capital stock, surplus and undivided profits, less any amounts attributable to goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expense and other intangibles. Accounting terms used herein shall be as defined, and all calculations hereunder shall be made, in accordance with GAAP. (b) The occurrence of a

Default with respect to any Equipment Schedule shall, at the sole discretion of Lessor, constitute a Default with respect to any or all Equipment Schedules to which it is then a party. Notwithstanding anything set forth herein, Lessor may exercise all rights and remedies hereunder independently with respect to each Equipment Schedule.

     16. REMEDIES. Without limiting Lessor's other rights hereunder, if Lessee shall fail to pay any amount of rent hereunder or under any Equipment Schedule within sixty (60) days after the same shall have become due, Lessee automatically shall be deemed to be in default hereunder and under said Equipment Schedule and all of Lessee's rights, but not its obligations, under such Equipment Schedule and in and to the Equipment leased thereunder automatically shall be canceled, whereupon Lessee's right to possess and use such Equipment immediately shall cease; and Lessee hereby agrees that the foregoing shall occur without act or notice as a condition thereto, and any such requirement of any act or notice under applicable law is hereby expressly and irrevocably waived to the extent permitted thereunder. Upon the occurrence of any other Default under the provisions of Section 15 hereof (including the failure to make any payment of rent as and when due), Lessor may, at its option, declare this Lease and such Equipment Schedule to be in default. At any time after cancellation of an Equipment Schedule or after declaration by Lessor that such Equipment Schedule is in default, Lessor may, in addition to any other remedies provided herein or by applicable law (including, without limitation, such remedies specified under the Uniform Commercial Code), exercise one or more of the following remedies as Lessor in its sole discretion shall elect:

     (a) Require Lessee to assemble any or all of the Equipment at the location to which the Equipment was delivered or the location to which such Equipment may have been moved by Lessee or such other location in reasonable proximity to either of the foregoing as Lessor shall designate; and/or to return promptly, at Lessee's expense, any or all of the Equipment to Lessor at the location, in the condition and otherwise in accordance with all of the terms of Section 13 hereof; and/or take possession of and render unusable by Lessee any or all of the Equipment, wherever it may be located, without any court order or other process of law and without liability for any damages occasioned by such taking of possession (other than to premises).

     (b) Sell, re-lease or otherwise dispose of any or all of the Equipment, whether or not in Lessor's possession, in a commercially reasonable manner at public or private sale with notice to Lessee (the parties agreeing that ten (10) days' prior written notice shall constitute adequate notice of such sale), with the right of Lessor to purchase and apply the net proceeds of such disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and brokers' fees), to the obligations of Lessee pursuant to this sub-part (b), with Lessee remaining liable for any deficiency and with any excess being retained by Lessor; or retain any or all of the Equipment; and recover from Lessee damages, not as a penalty, but herein liquidated for all purposes as follows:

          (1) if Lessor elects to dispose of the Equipment under an Equipment Schedule pursuant to a lease which is substantially similar to this Lease and such Equipment Schedule: an amount equal to the sum of (A) any accrued and unpaid rent under this Lease and such Equipment Schedule as of the date of commencement (the "Commencement Date") of the term of the new lease, and
     (B) (i) the present value as of the Commencement Date of the total rent for the then remaining term of such Equipment

     Schedule, minus (ii) the present value as of the Commencement Date of the rent under the new lease applicable to that period of the new lease term which is comparable to the then remaining term of such Equipment Schedule, and (C) any incidental damages allowed under Article 2A, less expenses saved by Lessor in consequence of the Default ("Incidental Damages");

          (2) if Lessor elects to retain the Equipment or to dispose of the Equipment under an Equipment Schedule by sale, by re-lease (pursuant to a lease which is not substantially similar to this Lease and such Equipment Schedule), or otherwise: an amount equal to the sum of (A) any accrued and unpaid rent as of the date Lessor repossesses the Equipment or such earlier date as Lessee tenders possession of the Equipment to Lessor, (B) (i) the present value as of the date determined under clause (A) of the total rent for the then remaining term of such Equipment Schedule, minus (ii) the present value, as of that certain date which may be determined by taking a reasonable opportunity to repossess and remarket the Equipment, of the "market rent" (as computed pursuant to Article 2A) at the place where the Equipment was located on that date, computed for the same lease term, and
     (C) any Incidental Damages (provided, however, that if the measure of damages provided is inadequate to put Lessor in as good a position as performance would have, the damages shall be the present value of the profit, including reasonable overhead, Lessor would have made from full performance by Lessee, together with any incidental damages allowed under
     Article 2A, due allowance for costs reasonably incurred and due credit for payments or proceeds of disposition);

          (3) if, with respect to an Equipment Schedule, Lessor has not repossessed the Equipment, or if Lessor has repossessed the Equipment or Lessee has tendered possession of the Equipment to Lessor and Lessor is unable after reasonable effort to dispose of the Equipment at a reasonable price or the circumstances reasonably indicate that such an effort will be unavailing: an amount equal to the sum of (A) accrued and unpaid rent as of the date of entry of judgment in favor of Lessor, (B) the present value as of the date determined under clause (A) of the rent for the then remaining term of such Equipment Schedule, and (C) any Incidental Damages. Lessor may dispose of the Equipment at any time before collection of a judgment for damages. If the disposition is before the end of the remaining term of such Equipment Schedule, Lessor's recovery against Lessee for damages will be governed by sub-part (b)(1) or (2) (as applicable), and Lessor will cause an appropriate credit to be provided against any judgment for damages to the extent that the amount of the judgment exceeds the applicable recovery pursuant to sub-part (b)(1) or (2).

     (c) In lieu of the damages specified in sub-part (b), with respect to each applicable Equipment Schedule, Lessor may recover from Lessee, as liquidated damages for loss of a bargain and not as a penalty, an amount calculated as the sum of: (1) the greater of either (A) the Stipulated Loss Value of the Equipment (determined as of the next date on which a payment is or would have been due after the occurrence of the subject Default), together with all other sums due under such Equipment Schedule as of such determination date or (B) all sums due and to become due under such Equipment Schedule for the full term thereof (including any tax indemnities becoming due as a result of the Default, and any mandatory purchase or renewal options which Lessee has contracted to pay) (provided that all sums becoming due after the occurrence of such Default shall be discounted to present value as of the date of payment by Lessee) plus Lessor's estimated residual interest in the Equipment; plus (2) the amount of all commercially reasonable costs and expenses incurred by Lessor in connection with repossession, recovery, storage, repair, return, sale, re-lease or other disposition of the Equipment, including reasonable attorneys' fees and costs incurred in connection therewith or otherwise resulting from the Default; minus (3) if Lessor has repossessed the Equipment, the amount calculated pursuant to clause (B) (ii) of sub-part (b)(1) or (2) (as applicable). Notwithstanding the foregoing, in the event such Equipment Schedule and Lessee's rights thereunder automatically are canceled pursuant to the first sentence of this Section 16, the amounts payable under clause (1) of this paragraph (c) automatically shall become due and payable on the date of such cancellation, without notice or demand, except as otherwise may be provided in writing by Lessor.

     (d)  Cancel such Equipment Schedule as to any or all of the Equipment.

     (e) Proceed by appropriate court action, either at law or in equity (including an action for specific performance), to enforce performance by Lessee or to recover damages associated with such Default; or exercise any other right or remedy available to Lessor at law or in equity.

     All amounts to be present valued shall be discounted at a rate in effect on the applicable date equal to the per annum rate of interest (computed on the basis of a 360 day year of twelve 30 day months) established from time to time by Citizens Bank of Massachusetts or any successor thereto, as its prime lending rate, which rate may not be the lowest rate of interest charged by Citizens Bank of Massachusetts, or any successor thereto, to its customers. Unless otherwise provided above, a cancellation of any Equipment Schedule shall occur only upon written notice by Lessor to Lessee and only with respect to such items of the Equipment as Lessor specifically elects to cancel in such notice. Except as to such items of the Equipment with respect to which there is a cancellation, this Lease and the Equipment Schedules not so canceled shall remain in full force and effect and Lessee shall be and remain liable for the full performance of all its obligations hereunder and thereunder. Lessee shall be liable for all reasonable legal fees and other expenses incurred by reason of any default or Default or the exercise of Lessor's remedies, including all reasonable expenses actually incurred in connection with the return of any Equipment in accordance with the terms of Section 13 hereof or in placing such Equipment in the condition required by said Section, and all other pre-judgment and post-judgment enforcement related activities. No right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. The failure of Lessor to exercise the rights granted hereunder upon any Default by Lessee shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such Default. In no event shall the execution of an Equipment Schedule constitute a waiver by Lessor of any preexisting Default in the performance of the terms and conditions hereof.

     17. ASSIGNMENT. (a) WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, LESSEE WILL NOT ASSIGN, TRANSFER OR ENCUMBER ANY OF ITS RIGHTS OR OBLIGATIONS HEREUNDER OR UNDER ANY EQUIPMENT SCHEDULE, OR ITS LEASEHOLD INTEREST, SUBLET THE EQUIPMENT OR OTHERWISE PERMIT THE EQUIPMENT TO BE OPERATED OR USED BY, OR TO COME INTO OR REMAIN

IN THE POSSESSION OF, ANYONE BUT LESSEE. No assignment or sublease, whether authorized in this Section or in violation of the terms hereof, shall relieve Lessee of its obligations, and Lessee shall remain primarily liable, hereunder and under each Equipment Schedule. Any unpermitted assignment, transfer, encumbrance, delegation or sublease by Lessee shall be void ab initio; provided, however that notwithstanding any language to the contrary contained in this
Section 17, Lessee shall be entitled to change the ownership of its capital stock and consolidate with, merge into or convey or lease all or substantially all of its assets as an entirety to any person, so long as each action shall not result in or create a Default under Section 15. (b) LESSOR MAY AT ANY TIME ASSIGN ANY OR ALL OF ITS RIGHTS, OBLIGATIONS, TITLE AND INTERESTS HEREUNDER AND UNDER ANY EQUIPMENT SCHEDULE, TO ANY OTHER PERSON. If Lessee is given notice of any such assignment, Lessee shall acknowledge receipt thereof in writing. Any such assignee shall have and be entitled to exercise any and all rights and powers of Lessor hereunder, but such assignee shall not be obligated to perform any of the obligations of Lessor hereunder (other than the covenant of quiet enjoyment specified in Section 18(d) hereof). Lessee will pay all rent and other amounts payable by Lessee hereunder to such assignee, notwithstanding any defense or claim of whatever nature, whether by reason of breach or otherwise which it may now or hereafter have against Lessor; it being understood that in the event of a breach by Lessor, that Lessee shall pursue any rights on account thereof solely against Lessor. Lessee agrees that any such assignment shall not materially change Lessee's duties or obligations under the Lease or any Equipment Schedule nor materially increase Lessee's risks or burdens. Upon such assignment and except as may otherwise be provided therein all references in this Lease to Lessor shall include such assignee, (c) Subject always to the foregoing, this Lease and each Equipment Schedule inure to the benefit of, and are binding upon, the successors and assigns of the parties hereto and thereto, as the case maybe.

     18. MISCELLANEOUS. (a) This Lease, the Riders annexed hereto and each Equipment Schedule between the parties, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall not be rescinded, amended or modified in any manner except by a document in writing executed by both parties. (b) Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. (c) The representations, warranties and covenants of Lessee herein shall be deemed to be continuing and to survive the execution and delivery of this Lease, each Equipment Schedule and any other Lease Documents. Each execution by Lessee of an Equipment Schedule shall be deemed a reaffirmation and warranty that there shall have been no material adverse change in the business or financial condition of Lessee from the date of execution hereof. With respect to each Equipment Schedule, the obligations of Lessee under Sections 7, 8, 9, 10, 13 and 14 hereof, together with any of Lessee's obligations under the other provisions of this Lease (as incorporated therein) which have accrued but not been fully satisfied, performed or complied with prior to the cancellation or termination of such Equipment Schedule, shall survive the cancellation or termination thereof to the extent necessary for the full and complete performance of such obligations, (d) Lessor represents and covenants to Lessee that Lessor has full authority to enter into this Lease and any other Lease Documents to which it may become a party, and so long as no Default occurs with respect to an Equipment Schedule, neither Lessor nor any person authorized by Lessor shall interfere with Lessee's right to peaceably and quietly possess and use the Equipment during the term thereof, subject to the terms and provisions hereof. (e) Reasonable expenses incurred by Lessor in connection with (1) the filing or recording of real property waivers and Uniform Commercial Code statements, and (2) lien search reports and copies of filings with respect to Lessee and/or the Equipment, shall be for the account of Lessee and shall be payable by Lessee upon demand. (f) If Lessee fails to perform any of its obligations hereunder with respect to an Equipment Schedule, Lessor shall have the right, but shall not be obligated, to effect such performance, and the amount of any out of pocket and other reasonable expenses of Lessor incurred in connection with such performance, together with interest thereon at the Late Charge Rate, shall be payable by Lessee upon demand and Lessor's effecting such compliance shall not be a waiver of Lessee's default. (g) Lessee irrevocably appoints Lessor as Lessee's attorney-in-fact (which power shall be deemed coupled with an interest) to execute, endorse and deliver any UCC statements and any documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required by the provisions of
Section 11 hereof, but only to the extent that the same relates to the Equipment; provided, however, Lessor shall not take any action pursuant to such
           --------  -------
appointment as attorney-in-fact unless Lessor has requested (to the extent permitted by applicable law) Lessee to take such action and Lessee has not completed such action (to the reasonable satisfaction of Lessor and within a reasonable time period, as determined by Lessor). In addition, Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Equipment described in any and all Schedules now and hereafter executed pursuant hereto and adding any other collateral described therein and containing any other information required by the applicable Uniform Commercial Code. (h) TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSOR AND LESSEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LESSEE AND/OR LESSOR MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS LEASE. LESSEE AUTHORIZES LESSOR TO FILE THIS PROVISION WITH THE CLERK OR JUDGE OF ANY COURT HEARING ANY SUCH CLAIM. IT IS HEREBY AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS LEASE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES AND THE PARTIES HEREBY ACKNOWLEDGE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. LESSOR AND LESSEE FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. (i) All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such party or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt. THIS LEASE AND ALL OF THE OTHER LEASE DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES

HEREUNDER AND THEREUNDER, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to this Lease shall be commenced in any state or Federal court in the State of New York, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address hereinbelow set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of New York. (j) This Lease and all of the other Lease Documents may be executed in any number of counterparts and by different parties hereto or thereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together consist of but one and the same instrument; provided, however, that to the extent that this Lease and/or the Equipment Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest herein or therein may be created through the transfer or possession of this Lease in and of itself without the transfer or possession of the original of such Equipment Schedule and incorporating the Lease by reference; and no security interest in this Lease and an Equipment Schedule may be created by the transfer or possession of any counterpart of such Equipment Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate'".

     19. DEFINITIONS AND RULES OF CONSTRUCTION. (a) The following terms when used in this Lease or in any of the Equipment Schedules have the following meanings: (1) "applicable law" or "law": any law, rule, regulation, ordinance, order, code, common law, interpretation, judgment, directive, decree, treaty, injunction, writ, determination, award, permit or similar norm or decision of any applicable governmental authority; (2) "Bond Documents": means collectively: the Lease Agreement (Equipment) dated as of December 1, 1998 (the "Bond Lease") between the Development Authority of Bartow County (the "Authority") and Birmingham Southeast, LLC ("BSE"), as assigned by BSE to Lessee; the Lease Agreement (Real Property) dated as of December 1, 1998 between BSE and the Authority, as amended and assigned by BSE to Lessee; the Bond Purchase Agreement dated as of December 1, 1998 between the Authority and BSE, as amended and assigned by BSE to Lessee; the Indenture; and the Bonds (as such terms are defined in the Bond Lease); and the Assignment and Assumption Agreement dated as of December 28, 2001 among BSE, Lessee, the Authority and SunTrust Bank, Atlanta, as trustee; (2) "business day": any day, other than a Saturday, Sunday, or legal holiday for commercial banks under the laws of the State; (3) "Financing Transaction": the determination by a court of competent jurisdiction that the transactions evidenced by the Lease Documents constitute a financing (not a true lease) of the Equipment provided by Lessor in favor of Lessee; (4) "governmental authority": any federal, state, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court, in each case, whether domestic or foreign; (5) "person": any individual, corporation, partnership, joint venture, or other legal entity or a governmental authority, whether employed, hired, affiliated, owned, contracted with, or otherwise related or unrelated to Lessee or Lessor; (6) "Responsible Officer": the chairman or vice chairman of the board of directors, the chairman or vice chairman of the executive committee of the board of directors, the president, any senior vice president or executive vice president, any vice president, the secretary, any assistant secretary, the treasurer, or any assistant treasurer or any other authorized officer of Lessee, (7) "State": the State of Georgia; (8) "Trust Agreement": that certain Amended and Restated Trust Agreement dated as of the date hereof among the Trustee and the Participants, as amended, modified and supplemented from time to time; (9) "UCC" or "Uniform Commercial Code": the Uniform Commercial Code as in effect in the State or in any other applicable jurisdiction; and any reference to an article (including Article 2A) or section thereof shall mean the corresponding article or section (however termed) of any such other applicable version of the Uniform Commercial Code; (b) The following terms when used herein or in any of the Equipment Schedules shall be construed as follows: "herein," "hereof," "hereunder," etc.: in, of, under, etc. this Lease or such other Lease Document in which such term appears (and not merely in, of, under, etc. the section or provision where the reference occurs); "including": containing, embracing or involving all of the enumerated items, but not limited to such items unless such term is followed by the words "and limited to," or similar words; and "or": at least one, but not necessarily only one, of the alternatives enumerated. Any defined term used in the singular preceded by "any" indicates any number of the members of the relevant class. Any Lease Document or other agreement or instrument referred to herein means such agreement or instrument as supplemented and amended from time to time. Any reference to Lessor or Lessee shall include its respective permitted successors and assigns. Any reference to a law shall also mean such law as amended, superseded or replaced from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meanings provided thereto in the Trust Agreement. Unless otherwise expressly provided herein to the contrary, all actions that Lessee takes or is required to take under any Lease Document shall be taken at Lessee's sole cost and expense, and all such costs and expenses shall constitute Claims and be covered by Section 14 hereof. To the extent Lessor is required to give its consent or approval with respect to any matter, the reasonableness of Lessor's withholding of such consent shall be determined based on the then existing circumstances; provided, that Lessor's withholding of its consent shall be deemed reasonable for all purposes (i) if the taking of the action that is the subject of such request, might result (in Lessor's reasonable judgment), (A) in a material impairment of Lessors rights, title or interests hereunder or under any Equipment Schedule or other Lease Document, or to the Equipment, or (B) expose Lessor to any Claims, or (ii) to the extent Lessee fails to provide promptly to Lessor any filings, certificates, opinions or indemnities reasonably specified by Lessor to Lessee in writing.

     20. TRUE LEASE. It is the intent of the parties to this Lease that it will be a true lease and not a "conditional sale," and that Lessor shall at all times be considered to be the owner of the Equipment which is the subject of this Lease for the purposes of all Federal, state, city and local income taxes or for franchise taxes measured by income, and that this Lease conveys to Lessee no right, title or interest in any Equipment except as lessee.

     IN WITNESS WHEREOF, the parties hereto have caused this Equipment Lease Agreement to be duly executed as of the day and year first above set forth.


LESSOR WELLS FARGO BANK NORTHWEST, N.A., not in its individual capacity, but solely as Owner Trustee


                                   By:   /s/  Val T. Orton
                                      -----------------------------------
                                      Name:  /s/  Val T. Orton
                                           ------------------------------
                                      Title:  Vice President
                                            -----------------------------


LESSEE                             AMERISTEEL CORPORATION



                                   By:  /s/ Tom J. Landa
                                      -----------------------------------
                                      Name: Tom J. Landa
                                           ------------------------------
                                      Title: Vice President and CFO
                                            -----------------------------

                  Signature Page to Equipment Lease Agreement

                            EQUIPMENT SCHEDULE NO. 1

dated December 28, 2001 (this "Equipment Schedule") executed pursuant to that
                               ------------------
certain Equipment Lease Agreement dated as of December 28, 2001 (the "Lease";
                                                                      -----
which is incorporated herein by reference) by and among Wells Fargo Bank Northwest, N.A., not in its individual capacity, but solely as Owner Trustee under that certain Amended and Restated Trust Agreement dated as of the date hereof (the "Trust Agreement"), its successors and assigns ("Lessor"), and
             ---------------                                 ------
AmeriSteel Corporation, a Florida corporation (the "Lessee").  This Equipment
                                                    ------
Schedule, incorporating by reference the terms and conditions of the Lease, constitutes a separate instrument of lease and capitalized terms used herein and not otherwise defined herein shall have the meaning provided thereto in the Lease.

          1. EQUIPMENT. The Equipment leased hereunder shall be as set forth in the schedule attached hereto and incorporated herein by reference (the "Equipment").
- ----------

                        TOTAL INVOICE COST:  $8,500,000

          2. TERM. Upon and after the date of execution hereof, the Equipment shall be subject to the terms and conditions provided herein and in the Lease.

          A full term of lease with respect to said Equipment shall commence on the date hereof and shall extend for eighty-four (84) months after the date hereof (the "Base Lease Commencement Date") and will end on the seven year
             ----------------------------
anniversary of the Base Lease Commencement Date.

          3. RENT. From and after the Base Lease Commencement Date, the monthly rent on each Rent Payment Date (as such term is defined below) for any item of Equipment during the initial term of this Lease shall be an amount equal to $109,218.00, and shall be applicable solely to the Equipment described in this Equipment Schedule. Rent payments shall be made in advance beginning on January 1, 2002 and on the first day of each month of each calendar year thereafter for the remainder of the term of the Lease for such Equipment (each such date a "Rent Payment Date"), provided that on the Base Lease Commencement
             -----------------
Date, the Lessee shall pay in advance the pro rata monthly rent for the period from the Base Lease Commencement Date through December 31, 2001, and provided, further, that the monthly rental payment due on the first day of the last month of the initial term of this Lease shall be reduced by the amount of such pro rata monthly rental payment paid on the Base Lease Commencement Date.

          4. LESSEE'S CONFIRMATION. Lessee hereby confirms and warrants to Lessor that the Equipment: (a) was duly delivered to Lessee at the location specified in Section 5 hereof; (b) has been received, inspected and determined to be in compliance with all applicable specifications and that the equipment is hereby accepted for all purposes of the Lease; and (c) is a part of the "Equipment" referred to in the Lease and is taken subject to all terms and conditions therein and herein provided.

          5. LOCATION OF EQUIPMENT. The location of the Equipment is 384 Old Grassdale Rd., N.E., Bartow County, Cartersville, Georgia 30121.

          6. LATE CHARGE RATE. The Late Charge Rate shall be for any day the lesser of (a) the maximum rate permitted by applicable law and (b) 9.5% per annum.

          7. SCHEDULE OF STIPULATED LOSS VALUES. The Schedule of Stipulated Loss Values attached hereto is incorporated herein by reference, and shall be applicable solely to the Equipment described in this Equipment Schedule.

          8. RECOVERY PROPERTY CLASS. The class of property to which the Equipment is assigned (as referenced in Section 2 of Rider No. 1 to the Lease) is seven-year property.

          9. PUBLIC LIABILITY INSURANCE. The amount of public liability insurance referenced in Section 11 of the Lease is $10,000,000.00 per occurrence.

          10. RENEWAL OPTIONS; PURCHASE OPTIONS; RETURN. Provided that Lessee is not then in Default (and that this Equipment Schedule has not been earlier terminated), Lessee shall have the option upon providing the Lessor with irrevocable written notice at least three hundred sixty (360) days before the expiration of the applicable term of the Lease with respect to such Equipment, to elect to retain the Equipment, in which event Lessee shall then either renew the applicable term of the Lease with respect to, or purchase, all the Equipment subject to this Equipment Schedule. Upon providing such notice, Lessee shall engage in negotiations with the Lessor to determine the periodic rent to be paid during the relevant renewal term (in the event Lessee subsequently elects the renewal option provided for in Clause A below) and the purchase price (in the event Lessee subsequently elects the purchase option provided for in Clause B(2) below). Not less than one hundred eighty (180) days before the expiration of the applicable term of the Lease with respect to such Equipment, Lessee shall give irrevocable written notice (the "180 day notice") of its election to either
                                      --------------
(i) renew the applicable term of the Lease with respect to all of the Equipment on the terms provided for in Clause A below, or (ii) purchase all of the Equipment on the terms provided for in Clause B(2) below; provided, however, that in the event Lessee shall fail to provide Lessor with such 180 day notice, Lessee shall be deemed to have elected the option to purchase the Equipment.

          A. OPTION TO RENEW. Upon timely notification to the Lessor, Lessee shall have the option to renew the Lease with respect to all but not less than all of the Equipment subject to this Equipment Schedule, at the expiration of the initial term and each of the first four renewal terms, if any, of the Lease with respect to such Equipment, on the terms and conditions set forth herein, for up to five (5) one year renewal terms at a periodic rent equal to the Fair Market Rental Value of such Equipment determined at the time of renewal. Such election shall be effective with respect to all Equipment leased under this Equipment Schedule.

          For purposes of this Section, "Fair Market Rental Value" shall be
                                         ------------------------
deemed to be an amount equal to the rental, as installed and in use, obtainable in an arms' length transaction between a willing and informed lessor and a willing and informed lessee under no compulsion to lease (and assuming that, as of the date of determination, the Equipment is in at least the condition required by Section 13 of the Lease). If (prior to two hundred forty (240) days before expiration of the applicable term of the Lease with respect to such Equipment) the parties are unable to agree on the Fair Market Rental Value of the Equipment, then (at least one hundred eighty (180) days before expiration of the applicable term) Lessor and Lessee shall at Lessee's expense obtain appraisal values from three independent appraisers (other than American Appraisal Associates, Inc.) (one to be selected by Lessor, one by Lessee, and the other by the two appraisers selected by Lessor and Lessee; each of whom must be associated with a professional organization of equipment or personal property appraisers, such as the American Society of Appraisers) and the average Fair Market Rental Value as determined by such appraisers shall be binding on the parties hereto. If the appraisers selected by Lessor and Lessee are unable to agree on the third appraiser, then American Appraisal Associates, Inc. will be selected to provide the third appraisal value.

          B.  OPTION TO PURCHASE.

          (1) Provided that Lessee is not then in Default (and this Equipment Schedule shall not have been earlier terminated), Lessee shall have the option to purchase, on January 1, 2007, (the "Early Termination Date"), all but not
                                       ----------------------
less than all of the Equipment subject to this Equipment Schedule upon the following terms and conditions: If Lessee desires to exercise this option it shall give Lessor irrevocable written notice of its election to purchase at least one hundred eighty (180) days and not more than two hundred forty (240) days before the Early Termination Date. On the Early Termination Date Lessee shall pay to Lessor in cash the purchase price for the Equipment so purchased, determined as hereinafter provided. The purchase price of the Equipment as of the Early Termination Date shall be an amount equal to $2,756,989, together with all taxes and charges upon sale. Lessor and Lessee agree that such purchase price represents a reasonable prediction of the Fair Market Value of the Equipment at the time the option is exercisable.

          (2) Upon timely notification to the Lessor, Lessee shall have the option to purchase, upon the expiration of the term of this Lease, or of any subsequent renewal term, if applicable, all but not less than all of the Equipment subject to this Equipment Schedule. Thereupon, at the expiration of the term (or renewal term, as the case may be) of the Lease, Lessee shall pay to Lessor in cash the purchase price for the Equipment so purchased, determined as hereinafter provided. The purchase price of the Equipment shall be an amount equal to its then Fair Market Value, together with all taxes and charges upon sale.

          For purposes of this Section, "Fair Market Value" shall be deemed to
                                         -----------------
be an amount equal to the sale price of the Equipment, as installed and in use, obtainable in an arms' length transaction between a willing and informed buyer and a willing and informed seller under no compulsion to sell (and assuming that, as of the date of determination, the Equipment is in at least the condition required by Section 13 of the Lease). If the parties are unable to agree on the Fair Market Value of the Equipment, then the appraisal procedure set forth in Section 10A hereof shall be followed. Notwithstanding any election of the Lessee to purchase, the provisions of the Lease with respect to the Equipment being purchased shall continue in full force and effect until the passage of ownership of such Equipment upon the date of purchase. On the date of purchase, Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty, except (with respect to the status of interest conveyed and to the absence of any Lessor's Liens) in respect of Lessor's acts, all of Lessors right, title and interest in and to such Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment or any other matters.

          C. RETURN. In the event Lessee does not elect to exercise either the renewal or the purchase options provided in Clauses A and B above, Lessee shall return, all but not less than all of the Equipment then subject to this Equipment Schedule to the Lessor in accordance with the provisions of Section 13 of the Lease.

          IN WITNESS WHEREOF, the parties hereto have caused this Equipment Schedule to be duly executed by the parties hereto as of the day and year first above written.

LESSOR WELLS FARGO BANK NORTHWEST, N.A., not in its individual capacity, but solely as Owner Trustee


                                    By:/s/ Val T. Orton
                                       -----------------------------------
                                       Name: /s/ Val T. Orton
                                            ------------------------------
                                       Title: Vice President
                                             -----------------------------

LESSEE                              AMERISTEEL CORPORATION


                                    By: /s/ Tom J. Landa
                                       -----------------------------------
                                       Name: Tom J. Landa
                                       Title: Vice President and CFO

                                                        SCHEDULE OF EQUIPMENT TO
                                                        EQUIPMENT SCHEDULE NO. 1
Total Invoice Cost:  $8,500,000.


Equipment Description: The following equipment and parts located at 384 Old Grassdale Rd., N.E., Bartow County, Cartersville, Georgia 30121,

Group of mill cranes, including
     2-    35/10 ton DeShazo bridge cranes; MSN's 14302, 13946
     2-    10/10 ton DeShazo bridge cranes; MSN's 13948, 14303
     2-    5/5 ton DeShazo semigantry cranes; MSN's 13949-1, 13949-2
     2-    10/10 ton Whiting bridge cranes MSN's 10975, 10977
     1-    20/5 ton Whiting bridge cranes (rebuilt); MSN 10976

1    Group of roll shop equipment, including
     1-    Romi 52" roll lathe; MSN 1100-257/220
     2-    Romi 42" roll lathes; MSN's 1100-412/225, 1100-370/225
     1     Romi 27" roll lathe; MSN 1100-310/217
     1     Mitsubishi wire feed electrical discharge machine (refurbished)

1    Compressed air supply system components, including
     3-    air compressors; MSN's S009656, S009657 and S009658
     3-    dryers

1    Mill cooling water system components, including
     2-    cooling towers
     2-    sand filters
           pumps

1    1-    35 ton tundish crane (type: top running double girder semi gantry crane w/ radio; MSN 15237

     2- 25 ton billet yard cranes (type: top running double-girder-twin hook-cab operated crane with a motorized spreader beam and magnet rectifier/controller and battery backup system) MSN's 14441-1 and 14441-2, each of which includes two (2) bipolar lift magnets manufactured by O.S. Walker Company, model #272, MSN #s 1, 2, 3, and 4.